Exhibit 99.2

SCRIPT FOR OPPORTUNITY REIT I
THIRD QUARTER 2009 UPDATE CONFERENCE CALL
NOVEMBER 20, 2009

[SLIDE 1 – TITLE]

OPERATOR:

Welcome to the Behringer Harvard Opportunity REIT I, Inc. third quarter 2009 update conference call.

[CHANGE TO SLIDE 2 – FORWARD LOOKING STATEMENTS]

Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Please refer to Behringer Harvard Opportunity REIT I’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard Opportunity REIT I assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[CHANGE TO SLIDE 3 – WHERE TO EMAIL QUESTIONS]

If you have a question, please send an email to bhreit@behringerharvard.com and your question will be forwarded to the presenters.  Please note, however, that you will not receive a return email with a written response.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes.  The prepared remarks are expected to take about 20 minutes, followed by your questions.

I will now turn the call over to Sam Gillespie, the REIT’s Chief Operating Officer.

[CHANGE TO SLIDE 4 – AGENDA]

SAM GILLESPIE:

Thank you, and welcome everyone to our quarterly update call.  My name is Sam Gillespie and I am the Chief Operating Officer for the REIT.  As I mentioned last quarter, in addition to these conference calls, our written updates, and our training here in Dallas, we also spend time on the road visiting with you on your own turf.  Bob Aisner, our CEO, and I plan on another heavy dose of traveling to communicate with you next year.  In January, we’ll be out in Los Angeles and Seattle and we hope to see many of you at those road shows.

Thank you for joining our call.  This is our agenda.  First, I will make some brief comments about national economic indicators and how these are impacting the commercial real estate markets.  I will follow this with an update about the U.S. hospitality property sector and address the European markets.  Next, Bryan Sinclair, our Chief Accounting Officer, will discuss financial metrics of the third quarter.  I will follow that discussion with a review of the REIT’s debt maturities through 2010.  Then Al Palamara, Vice President and Portfolio Manager for the REIT, will delve into more detail on three portfolio assets.  Finally, we will respond to questions.

[CHANGE TO SLIDE 5 – US MARKET OVERVIEW]

Before discussing quarterly financial performance, debt maturities, and specific asset reviews, I thought it might be helpful to give you a high-level review of recent economic indicators.

After four consecutive quarters of negative GDP growth, we are back in the black.  Real GDP increased at an annual rate of 3.5% in the third quarter, primarily reflecting an upturn in personal consumption, private investment, and exports.

Continued declines in U.S. employment rates are dampening tenant demand for rentable space.  Commercial real estate fundamentals are expected to be weak through 2010, or until job growth resumes at a healthy pace.  Office vacancies rose to seventeen percent at the end of September.  Negative net absorption of office space since the first quarter of 2008 has reversed the positive absorption of the prior two years, when rents peaked.

Although U.S. commercial real estate transaction volume for the third quarter of 2009 was broadly lower when compared to the same period of the previous year, the third quarter was unquestionably the strongest so far in 2009.  In October, overall market transaction volume saw a slight uptick by both count and dollar amount.  However, this is still far below the market peak experienced in years past.  Property sales transactions through September were down seventy-five percent from 2008 and more than ninety percent from 2007.

SAM GILLESPIE:

The debt markets remain inefficient and financing continues to top the list of the most pressing current challenges for the commercial real estate market.  Despite these concerns, however, optimism appears to be rebounding due to relief that the worst of the financial crisis appears to be over and the equity markets are rallying. The Conference Board’s Leading Economic Index for the U.S. rose zero point three percent in October, continuing a gain that began in April.

[CHANGE TO SLIDE 6 – HOSPITALITY AND INTERNATIONAL MARKET OVERVIEW]

During the first nine months of 2009, the average occupancy rate of U.S. hotels dropped to fifty-seven percent, which was down ten percent from the same period in 2008.  Average revenue per hotel room also was down eighteen percent during the first nine months of 2009 when compared to the same period in 2008.

However, it is our opinion that the worst is over and we expect hotel metrics to bounce along the bottom for the next few quarters before stabilizing and then slowly rebounding.  The people whose job it is to forecast hotel business trends—such as PricewaterhouseCoopers, PKF and Smith Travel Research—are forecasting that business will be relatively flat in 2010, in a range from down two to three percent to up two to three percent.

We expect continued price compression on our corporate negotiated rates in 2010 as large corporate clients press hotels to keep rates low for their business travelers.  Fortunately, the corporate price compression is being offset by small increases in advance bookings for group business and leisure travel.

As you know, the REIT also has assets outside the U.S.  These investments include Becket House in London and our Central European portfolio with twenty-two retail and industrial properties in Poland, Czech Republic, Slovakia, and Hungary.

Although all Central European countries have been affected by the downturn, the impact has not been uniform.  For example, the Polish economy continues to defy expectations of recession and is expected to record positive GDP growth in 2009 — one of only a handful of European countries to do so.

In addition, prospects for recovery in 2010 are generally brighter in Central Europe, as their lower cost of labor helps to generate economic growth when compared to Western Europe.

London’s office market has seen a dramatic decline in rents since the peak of the market in 2008.  Overall vacancy in London has reached seven percent, with the City of London (where Becket House is located) reaching ten percent vacancy earlier this year before improving to a nine percent vacancy as of the third quarter of 2009, which is still significantly higher than the historical vacancy rate for the City of London.  Reported rents have fallen since early 2008 and are now thirty-five percent below their peak.  The rapid shutdown in development activity is expected to cause supply to be tight over the long term and positively impact rental growth and absorption as recently delivered space is occupied.

Now, Bryan Sinclair will review the financials of the past quarter and discuss the capital availability of the REIT.

[CHANGE TO SLIDE 7 – FFO and MFFO]

BRYAN SINCLAIR:

Thanks Sam. Let us first discuss FFO and modified FFO.

During the third quarter, we recognized an additional seven point one million dollar impairment charge related to our Becket House investment in London, England as we continue to be challenged by significant downward pressure on rental rates along with near-term oversupply in the City of London market.  This non-cash charge is in addition to the two point seven million dollar impairment charge we took in the second quarter.  However, together, these non-cash charges represent only about one percent of our total assets as presented on our September 30, 2009 balance sheet.

In his comments, Sam addressed the difficult hospitality market. As a result of these economic challenges, the Chase Park Plaza hotel property in St. Louis has been affected. We lease the Chase Park Plaza hotel and its operations to our five percent partner in the investment, and due to the challenges faced by the hospitality industry, this partner has been unable to meet its full lease obligation to us.  Accordingly, in the third quarter, we recognized a five million-dollar reserve for the unpaid rent balance.  In addition, we reserved five million dollars for straight-line rent adjustments due to requirements — under GAAP — that rents are to be recorded evenly over the entire term of the lease.

Rental revenue generated by our consolidated operating properties for the third quarter of 2009 was up slightly over the second quarter of 2009.  Further, hotel revenue generated by The Lodge & Spa at Cordillera in the third quarter was up more than one hundred percent over the second quarter due to increased seasonal activity at the Vail Valley-based resort.

Excluding the ten million dollar Chase Park reserve, net operating income provided by our consolidated properties was up by more than one million dollars for the third quarter of 2009 compared to the second quarter, mainly due to increased rental revenues and lower property operating costs at our consolidated operating properties.

[CHANGE TO SLIDE 8 – Q3 FFO and MFFO]

BRYAN SINCLAIR:

Now, let’s move on and talk about FFO for the third quarter ending September 30th. FFO includes the impact of the non-cash impairment charge, gains recognized on the interest rate hedge, and the Chase Park Plaza reserve and was a negative thirteen point four million dollars, or negative twenty-four cents per share.

Modified FFO, which still includes the ten million dollar impact of the Chase Park reserve, was a negative eight million dollars, or a negative fourteen cents per share, and is a fourteen-cent per share decline from the second quarter of 2009.  This fourteen-cent per share decrease includes the eighteen-cent per share decrease related to the Chase Park reserve, offset by increases in net operating income of two cents per share and two increases of a penny each due to: first, lower currency translation losses and deferred tax adjustments related to our Central Europe joint venture, and second, lower corporate general and administrative costs.

Please note that the reconciliations of FFO and MFFO to our GAAP financial statements are contained in our Current Report on Form 8-K filed today.

[CHANGE TO SLIDE 9 – LIQUIDITY AND CAPITAL AVAILABILITY]

BRYAN SINCLAIR:

Now let me provide a bit more color on our cash available to support operations, investing, and financing activities.  Our unrestricted cash increased slightly from $18 million at the end of the second quarter of this year to $19 million at the end of the third quarter.  This increase of approximately $1 million was primarily due to net borrowings on our senior secured credit facility offset by capital expenditures incurred at our development and operating properties.

In addition, we had nearly $7 million of restricted cash.  Our restricted cash is reserved for the payment of taxes and insurance and for leasing, capital improvements, and repair and maintenance costs at certain of our properties.

That concludes my comments. I will now turn the call back to Sam.

[CHANGE TO SLIDE 10 – 2009 DEBT MATURITIES]

SAM GILLESPIE:

Thanks, Bryan. I will now say a few words about the REIT’s debt maturities.

In 2009, we addressed four debt maturities involving:

•                  Becket House

•                  Frisco Square

•                  Alexan Black Mountain and

•                  GrandMarc at the Corner.

We have successfully extended the loan on our Becket House investment in London through March of 2011 with a one point eight million dollar pay-down on the principal balance.

For our Frisco Square land loan, we are finalizing a two-year extension with the current lender that will also require a principal pay-down. The total debt at Frisco Square is $56.8 million, comprised of a $25.8 million land loan and $31 million of financing for existing buildings.  After the extension of the land portion of the loan, all debt components in the Frisco Square credit facility will have the same July 2011 maturity date.

Regarding our 95% leased Alexan Black Mountain asset, we are a mezzanine lender, not the borrower.  However, the developer of this property has a construction loan that expires at the end of this year. The developer is negotiating with the senior lender for a long-term loan extension. We expect this extension to be completed by year end.

The last scheduled debt maturity in 2009 is for GrandMarc at the Corner, our 98% leased student housing community near the University of Virginia.  We are working with Freddie Mac to refinance this asset with a long-term loan. We expect to complete this refinancing without a pay-down.

[CHANGE TO SLIDE 11 – 2010 DEBT MATURITIES]

SAM GILLESPIE:

In 2010, we will have eight debt maturities.  One of these maturities involves GrandMarc at Westberry Place, our 96% leased student housing project near Texas Christian University in Fort Worth.  We are working with Freddie Mac to refinance a loan on this asset that matures in January 2010.

As with our Alexan Black Mountain investment, we are a mezzanine lender for Tanglewood at Voss, not the borrower.  The developer of this property has a construction loan that expires in March 2010.  The developer is currently negotiating with the senior lender for a long-term loan extension.

Our largest debt maturity in 2010 involves our $108 million hotel and condominium loan for Chase Park Plaza.  As we reported last quarter, state tax credits generated by the property would be used to reduce the loan balance upon their monetization.  We expect to significantly reduce this loan, first by selling a portion of the tax credits in December, and then by selling the balance of the tax credits in the second quarter of 2010.  Additional condominium sales would also help us reduce this debt.  We are conservatively estimating that $25 million in tax credits alone will be available to enable us to pay off the condo loan entirely and then de-lever the hotel and apartment portion of the debt.  Then, we plan to extend the loan for twelve months by exercising the first of two extension options available to us.

As we have discussed before, our lending relationships are personal and local or regional in nature.  We believe these local, personal relationships, as well as the quality of our assets, will assist the REIT in extending or refinancing our maturing debt.

[CHANGE TO SLIDE 12 – PORTFOLIO COLLAGE]

SAM GILLESPIE:

Now let’s turn our attention to a few of our portfolio assets.  On each of these quarterly calls, we will review in more detail two or three specific assets. For this call, we have chosen:

•                  Becket House, an office building in London’s financial district,

•                  GrandMarc at Westberry Place, a student housing community located adjacent to the TCU campus in Fort Worth, and

•                  GrandMarc at the Corner, another student housing community near the University of Virginia campus in Charlottesville.

Al Palamara will lead this part of our call.

AL PALAMARA:

Thanks, Sam.

Before we discuss Becket House, I want to give everyone an update on our Houston Office Portfolio, which we talked about last quarter.  We have some good news to report.  The portfolio is currently 86% leased; however, we recently received a verbal commitment from a new tenant to lease 9,200 square feet in our Northpoint building.  This will bring the building to 91% leased in the second quarter of 2010, providing more stability and cash flow to the REIT.

[CHANGE TO SLIDE 13 – BECKET HOUSE]

AL PALAMARA:

Becket House is a 46,000-square-foot office building situated in a prominent location in London’s Financial District, midway between St. Paul’s Cathedral and the Bank of England.  In the fourth quarter of 2007, the REIT purchased a leasehold interest in the building. The original exit strategy for this investment contemplated the releasing of space to the existing subtenants at market rates when their leases expired in December 2009. Eighty percent of the space was sublet from Citigroup at well below market rates, and by Wavecrest which occupied the other 20%.  Once stabilized, the asset would be marketed for sale.

However, severe change in market conditions was caused by the crisis in the global financial industry which is the main driver of demand in London’s financial district.  Consequently, large blocks of office space returned to the market.  At the same time, new office space also was being delivered.  The expiration of the rent roll is occurring at a time of high vacancy rates.  Competing landlords are willing to offer significant concessions to retain existing tenants or attract new tenants to blunt the operating expenses associated with vacancy.

Our current strategy is to aggressively renew existing tenants and secure new tenants for vacancies that occur.  The London office market is beginning to show the first signs of improvement. The current oversupply of space is beginning to be absorbed and no significant new construction is planned for the next 12 months.

[CHANGE TO SLIDE 14 – GRANDMARC TCU]

AL PALAMARA:

GrandMarc at Westberry Place is a 644-bed community that helps meet the strong demand for student housing with technology-rich amenities.  This property, located adjacent to TCU, also offers proximity to popular restaurants and retail businesses.

The property entered the new 2009/2010 school year with an occupancy rate of 96%.  Rents increased by 3-5% from the previous school year and no concessions were granted.  Helping to drive this occupancy level was the university’s master-leasing of 88 beds to provide dedicated rooms for students due to tight conditions in its on-campus dorm rooms.

[CHANGE TO SLIDE 15 – GRANDMARC UVA]

AL PALAMARA:

GrandMarc at The Corner complements other multifamily developments in proximity to the University of Virginia campus.  The community features 649 beds and totals approximately 232,000 square feet.  This asset helps meet the high demand for upscale student housing in this area favored by academicians and students that want to live near the campus.

The property is now 98% leased for 2009/2010 school year.  Moreover, rents increased by 3-5% from the previous school year and no concessions were granted at this property as well.  The property is 11% pre-leased for the 2010/2011 school year, providing evidence of the strong demand for space in this desirable community.

[CHANGE TO SLIDE 16 – QUESTIONS]

SAM GILLESPIE:

Thanks, Al.  That leads us to questions.

OPERATOR:

Please e-mail any questions you may have to bhreit@behringerharvard.com.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available to the Company’s selling group members on the password-protected portion of the Company’s website.  The file will be titled “November 20, 2009 Conference Call Replay: Behringer Harvard Opportunity REIT I, Inc. Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID. The recording will be posted as soon as possible and will be available until Friday, December 4th.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866-655-3600.

Now, let me turn it back over to Mr. Gillespie for the Q&A session

[END OF SCRIPT]